Exhibit 8.2

[Letterhead of Jones Day]

[    ], 20[  ]

Verint Systems Inc.

330 South Service Road

Melville, NY  11747

Re:          Jones Day Tax Opinion

Dear Verint Systems Inc.;

We are acting as United States federal income tax counsel (“Tax Counsel”) for Verint Systems Inc., a Delaware Corporation (“Verint”), in connection with the merger (“Merger”) of Comverse Technology Inc., a New York corporation (“CTI”) with and into a limited liability corporation that is wholly-owned by Verint. The Merger will be consummated under the laws of the States of New York and Delaware and in accordance with the terms of the Agreement and Plan of Merger, dated as of August 12, 2012, between Verint, CTI and Victory Acquisition I LLC (“Merger Agreement”). Verint is filing with the Securities and Exchange Commission (“SEC”) under the Securities Act of 1933, as amended, a registration statement on Form S-4 with respect to the Verint common stock to be issued to holders of the CTI common stock pursuant to the Merger.

In our capacity as Tax Counsel, we have reviewed the Merger Agreement, including the Exhibits thereto, the Joint Proxy Statement/Prospectus filed by Verint with the Securities and Exchange Commission (“SEC”) on [      ], 20[  ], (the “Registration Statement”), and such other documents and corporate records as we have deemed necessary or appropriate. In formulating our opinion, we have assumed that (i) the Merger will be consummated in accordance with the terms of the Merger Agreement, (ii) the representations and warranties contained in the Merger Agreement were true, correct and complete when made and will continue to be true, correct and complete through the effective time of the Merger, (iii) the parties have complied with, and, if applicable, will continue to comply with the covenants and agreements contained in the Merger Agreement through the effective time of the Merger, (iv) the statements as to factual matters contained in the Merger Agreement and the Registration Statement are true, correct and complete, and will continue to be true, correct and complete through the effective time of the Merger and (v) all documents submitted to us as originals are authentic, all documents submitted to us as copies conform to the originals, all relevant documents have been or will be duly executed in the form presented to us and that all natural persons are of legal capacity. In addition, we have relied on the representations made by CTI and Verint in certificates of their respective officers (“Officer’s Certificates”) delivered to us dated the date hereof, for purposes of rendering our opinion regarding the United States federal income tax treatment of the Merger, and we have assumed that each of the representations in the Officer’s Certificates is true, correct and complete as of the date hereof, and will continue to be true, correct and complete through the effective time of the Merger. With respect to any of the representations and warranties in any of the foregoing documents that are made “to the best knowledge of” or are similarly qualified, we have assumed that such representations are accurate, in each case, without such qualification.

Based upon and subject to the foregoing, we hereby confirm that the discussion contained in the Registration Statement under the caption “The Merger—Material U.S. Federal Income Tax Consequences of the Merger and Related Transactions,” insofar as such discussion constitutes statements of United States federal income tax law or legal conclusions, subject to the assumptions, limitations and conditions set forth therein, represents our opinion as to the material United States federal income tax consequences of the Merger.

No opinion is expressed as to any matter not specifically addressed above, including the tax consequences of the Merger under state, local or non-United States laws and the reasonableness of the assumptions and accuracy of the representations relied upon by us in rendering the opinion described herein. Furthermore, our opinion is based upon current United States federal income tax law and administrative practice, and subsequent changes in such law or practice could adversely affect our opinion expressed herein. We undertake no responsibility to advise you of any new developments in the application or interpretation of United States federal income tax laws following the effective time of the Merger.

This opinion letter is rendered to you for your use in connection with the Registration Statement and may be relied upon by you and your stockholders. Except as provided in the next paragraph, this opinion letter may not be distributed, quoted in whole or in part or otherwise reproduced in any document, filed with any governmental agency, or relied upon by any other person for any other purpose (other than as required by law) without our express written consent.

We hereby consent to the filing of this opinion with the SEC as an exhibit to the Registration Statement and to the references to us under the captions “Conditions to the Merger,” “Conditions to the Obligation of Victory” and “Legal Matters,” however, in giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

Very truly yours,